For Immediate Release

Executive Contact:	Investor / Media Contact:
Charles J. Kleman	James Palczynski-Investor Relations
Chief Operating Officer	Megan McDonnell-Media Relations
Chief Financial Officer	Integrated Corporate Relations, Inc.
Chico’s FAS, Inc.	(203) 222-9013
(239) 274-4105

Chico’s FAS, Inc. Announces Record Fourth Quarter and
Year End Earnings

•	Revenues increased 55.8% to a record $216 million for the fourth quarter
•	Fourth quarter net income up 70.3% to a record $26 million
•	Revenues rose 44.7% to a record $768 million for the fiscal year
•	Net income climbed 50.1% to a record $100 million for the fiscal year
•	Added 179 stores, net in fiscal 2003 including 107 acquired White House
Black Market stores for an increase of 45% in total selling square footage

     Fort Myers, FL — March 3, 2004 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fourth quarter and fiscal year ended January 31, 2004.

     For the fiscal year ended January 31, 2004, which included fifty-two weeks, net income rose 50.1% to a record $100 million, or $1.14 per diluted share, compared to net income of $67 million or $0.78 per diluted share in the fifty-two week fiscal year ended February 1, 2003. Net sales for the fiscal year increased 44.7% to a record $768 million from $531 million in the prior fiscal year. Comparable store sales for Company-owned stores increased 16.1% for the fifty-two week fiscal year compared to the same fifty-two week period last year.

     For the thirteen-week fourth quarter ended January 31, 2004, net income rose 70.3% to a record $26 million, or $0.29 per diluted share, compared to net income of $15 million, or $0.17 per diluted share in the thirteen-week fourth quarter ended February 1, 2003. Net sales for the fourth quarter climbed 55.8% to a record $216 million from $138 million in the prior year’s comparable period. Comparable store sales for the Company-owned stores increased 20.5% for the thirteen-week period ended January 31, 2004, compared to the same thirteen-week period last year.

     Scott A. Edmonds, Chico’s President and CEO, commented, “I am proud to report that not only did we increase revenues by 45%, improve both gross and operating margins by almost a full percentage point, and improve per share earnings from $0.78 to $1.14, we did it in a year when Chico’s management team (1) acquired the White House Black Market company, (2) launched new software in many divisions of the Company to complete our ‘Bridge to a Billion’ project, (3) launched and concluded the ‘Pazo’ test, (4) opened 72 net new stores,

(5) completed a CEO transition, and (6) prepared for the launch of the new intimates brand ‘Soma, by Chico’s’ in fiscal 2004. I believe this speaks volumes about the power of our Chico’s brand, which continues to gain strength and momentum, as well as the breadth and depth of our management team.”

     “We’ve been building our ‘Bridge to a Billion’ over the past several years, and this year (fiscal 2004) we expect to reach that lofty billion dollar sales goal while maintaining operating margins that are at or near the top of the specialty apparel industry,” Edmonds said. “The integration of the White House|Black Market brand continues to go very well and we look forward to assisting their management team with improving its operating margins. Our goal is to build the White House|Black Market brand to achieve the same customer recognition we have enjoyed with the Chico’s brand. We also look forward to a favorable reaction from our Chico’s customers when we launch our ‘Soma, by Chico’s’ test concept stores later this year.”

     Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 551 women’s specialty stores, including stores in 45 states, the District of Columbia, the Virgin Islands and Puerto Rico, operating under either the name Chico’s, Pazo or White House|Black Market. The Company owns 398 Chico’s front-line stores, 23 Chico’s outlet stores, 116 White House|Black Market stores and 2 Pazo stores; franchisees own and operate 12 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at www.chicos.com in the investor relations section

(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 31,	February 1,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$15,676	$8,753
Marketable securities, at market	104,453	91,195
Receivables	6,368	2,226
Inventories	54,896	44,908
Prepaid expenses	8,655	6,223
Deferred taxes	7,525	7,125

Total Current Assets	197,573	160,430

Property and Equipment:
Land and land improvements	5,976	5,166
Building and building improvements	25,014	19,668
Equipment, furniture and fixtures	100,589	71,769
Leasehold improvements	99,806	78,792

Total Property and Equipment	231,385	175,395
Less accumulated depreciation and amortization	(57,660)	(36,686)

Property and Equipment, Net	173,725	138,709

Other Assets:
Deferred taxes	—	92
Goodwill	60,114	—
Other intangible assets	34,043	—
Other assets, net	5,399	2,313

Total Other Assets	99,556	2,405

	$470,854	$301,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$27,796	$24,991
Accrued liabilities	43,187	29,698
Current portion of deferred liabilities	599	171

Total Current Liabilities	71,582	54,860

Noncurrent Liabilities:
Deferred liabilities	12,713	6,551
Deferred taxes	11,724	—

Total Noncurrent Liabilities	24,437	6,551

Stockholders’ Equity:
Common stock	875	853
Additional paid-in capital	98,586	63,986
Retained earnings	275,339	175,109
Accumulated other comprehensive income	35	185

Total Stockholders’ Equity	374,835	240,133

	$470,854	$301,544

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended				Thirteen Weeks Ended
	January 31, 2004		February 1, 2003		January 31, 2004		February 1, 2003
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Company stores	$737,918	96.0	$508,492	95.8	$207,892	96.5	$131,540	95.1
Net sales by catalog & Internet	22,780	3.0	16,070	3.0	5,696	2.6	5,147	3.7
Net sales to Franchisees	7,801	1.0	6,546	1.2	1,921	0.9	1,639	1.2

Net sales	768,499	100.0	531,108	100.0	215,509	100.0	138,326	100.0
Cost of goods sold	297,477	38.7	209,770	39.5	85,752	39.8	56,306	40.7

Gross profit	471,022	61.3	321,338	60.5	129,757	60.2	82,020	59.3
General, administrative and store operating expenses	289,118	37.6	199,495	37.6	82,596	38.3	53,699	38.8
Depreciation and amortization	21,130	2.8	15,050	2.8	5,993	2.8	4,310	3.1

Income from operations	160,774	20.9	106,793	20.1	41,168	19.1	24,011	17.4
Interest income, net	888	0.1	883	0.2	183	0.1	262	0.2

Income before taxes	161,662	21.0	107,676	20.3	41,351	19.2	24,273	17.6
Income tax provision	61,432	8.0	40,917	7.7	15,714	7.3	9,223	6.7

Net income	$100,230	13.0	$66,759	12.6	$25,637	11.9	$15,050	10.9

Per share data:
Net income per common share—basic	$1.16		$0.80		$0.29		$0.18

Net income per common & common equivalent share—diluted	$1.14		$0.78		$0.29		$0.17

Weighted average common shares outstanding—basic	86,403		83,309		87,310		85,136

Weighted average common & common equivalent shares outstanding—diluted	88,142		86,032		88,963		86,972